Exhibit 99.1

Active Power Names Doug Milner President
and Chief Executive Officer

AUSTIN, Texas (Feb. 23, 2012) – Active Power (NASDAQ: ACPW), manufacturer of continuous power and infrastructure solutions today announced it has named Doug Milner as president and chief executive officer. Milner will assume his leadership position beginning March 1, 2012. At that time, Jan Lindelow will step down as interim president and CEO, but continue his role as an independent director on the company’s board. Lindelow will also serve as an advisor to Milner during this transition.

“We are thrilled to have an executive with Doug’s qualifications and experience lead the Active Power team,” said Benjamin Scott, chairman, board of directors for Active Power.
“As a proven business executive with nearly 30 years of industry experience, Doug has an invaluable combination of strategic vision and operational excellence that has a track record of success wherever he has been.”

“Active Power is a leader in the continuous power and infrastructure markets with dedicated people, highly differentiated products and solutions, and a rich patent portfolio in place,” said Doug Milner, recently appointed president and CEO of Active Power. “I look forward to working with our teams worldwide to build on past successes, but also identify ways we can improve execution and financial performance that ultimately leads to creation of value for our shareholders.”

“Doug’s leadership skills have been tested across a range of organizations and markets, having served in a series of CEO level roles at startup companies through large multinational enterprises,” said Jan Lindelow, interim president and CEO for Active Power. “Doug brings experience in the UPS, power infrastructure, nuclear, and petrochemical industries in both domestic and international markets. This broad base of experience coupled with an exceptional technical and business pedigree are ideally suited for this new phase of our business.”

"We are grateful to Jan Lindelow for stepping in as interim president and CEO during the last several months,” concluded Scott. “Jan has done an exceptional job of focusing the team and building momentum in the business during this time. We will continue to leverage his capabilities and knowledge as a member of our board of directors.”

Doug Milner Executive Bio
In his role as president and CEO, Doug Milner brings to bear nearly 30 years of experience in developing and leading both private and public companies across a range of industries including the UPS and power infrastructure markets to industrial services to nuclear and petrochemical. A driven, high energy leader, Milner has a commitment and passion for building top performing teams and focusing continuously on the needs of the customer.

Milner most recently served as chief operating officer at Aquilex Corporation, a global provider of critical maintenance, repair, and industrial cleaning solutions to the energy services sector. In this role, Milner was responsible for all domestic and international field operations made up of nearly 4,000 employees. He led the charge in positioning the business for rapid growth in the oil and gas sector and developing new market opportunities internationally.

Prior to Aquilex, Milner was president of Stowe Woodward, a subsidiary of Xerium Technologies. At Xerium, Milner led the global strategic restructuring and repositioning of the business to improve productivity and more closely align its capabilities with the emerging needs of its customers. These core changes led in part to a reversal of a five-year trend in declining sales and returned the business to both revenue and profit growth.

Milner’s career also includes senior leadership roles at Ziptronix, Inc., and Exide Electronics which was subsequently Powerware Corporation, a global leader in UPS technology prior to the company being acquired by Eaton. Milner drove overall strategy and global operations for the $1 billion Power Systems Group, a business unit of Invensys plc.

Milner received a bachelor’s degree in Physics from Ohio Wesleyan University, a master’s of Science in Electrical Engineering, and a master’s in Business Administration from Duke University.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties.  Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com

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